Filed Pursuant to Rule 433
                                                         File No.: 333-129918-02

----- Original Message -----
From: ANDREW WINER, CREDIT SUISSE SECURI
At:  5/17  8:43:21

## CSMC 06-C2 PRE-PRICING INFO (W/ SUBSCRIPTION LEVELS) ##

   SPRD  SUB.  ~PX     ~MDUR |    SPRD  SUB.  ~PX    ~MDUR
A1   5   ???   100-08  2.799 | B   33   1.5x  98-25   7.265
A2  22   3+x   100-02  5.595 | C   35   1.0x  98-20   7.308
A3  22   1.1x   99-20  7.186 | D   41   2.0x  98-07   7.300
AM  26   1.0x   99-10  7.265 | E   49   2.0x  97-20   7.289
AJ  29   1.0x   99-03  7.270 | F   65   3.0x  96-16   7.267
                               G   75   2.5x  95-25   7.253

  as of 3yr  4.9572
        5yr  4.9878
       10yr  5.1068


-------------------------------------------------------------------------------
This message is sent by Credit Suisse or an affiliate ('CS') for information only. Any price or yield information is indicative and may be changed without notice. The information contained herein is not an offer or solicitation to buy or sell any security. While this information has been obtained from sources believed to be reliable, its accuracy is not guaranteed. CS may hold positions in or buy and sell securities referred to herein, or perform/solicit investment banking mandates or other services for any company named in this message. Any reference to the terms of executed transactions should be treated as preliminary only and subject to our formal written confirmation.